Exhibit 99.1

National Beverage Corp. Brand Growth Boosts Earnings

    FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--July 22, 2003--National Beverage Corp. (AMEX:FIZ) today announced sales of $500.4 million and earnings of $17.6 million, or $.96 per share, for the fiscal year ended May 3, 2003. For the prior year, sales were $502.8 million, with earnings of $16.6 million or $.91 per share.
    "The Company had previously reported that during fiscal year 2002 and the beginning of fiscal year 2003, it had 'walked away' from certain allied brand sales and would replace these revenues with its core brands...and we are proud to report that we accomplished this," stated a Company spokesperson.
    "Our fiscal year 2004 begins with a spirit of anticipation unlike any before. We have completed our metamorphosis into a development/marketing soft drink company," stated Nick A. Caporella, Chairman and Chief Executive Officer, at a recent management function. "Our flavors - our brands - our innovative development skills and our flavor/variety dominance has positioned us to realize superior brand growth. We are maximizing 'Regional Share Dynamics' using target demographics and segregating with unique products - such as 'Shasta Shortz' (children) and 'Frutika' (Hispanic)," he continued.
    "Team National is compared to an athlete...coiled to release potent energy. Our Company, with its uniqueness and financial strength, is now positioned to unleash its potential," Caporella concluded.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R) and LaCroix(R).

    Fun & Flavor...the National Beverage Way



                        National Beverage Corp.
            Consolidated Results for the Fiscal Year Ended
                    May 3, 2003 and April 27, 2002
               (in thousands, except per share amounts)

                                            Fiscal Year Ended
                                            ------------------
                                             May 3,    April 27,
                                              2003       2002
                                           ---------  ----------


Net Sales                                   $500,430   $502,778
                                           ========== ==========

Net Income                                   $17,589    $16,552
                                           ========== ==========

Net Income Per Share:
    Basic                                       $.96       $.91
                                           ========== ==========
    Diluted                                     $.92       $.87
                                           ========== ==========

Average Common Shares Outstanding:
    Basic                                     18,400     18,212
                                           ========== ==========
    Diluted                                   19,060     18,992
                                           ========== ==========





    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligation to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954/581-0922